Exhibit 5.1

Logan Tiari

+1 213 561 3207

ltiari@cooley.com

November 29, 2023

Air Lease Corporation

2000 Avenue of the Stars, Suite 1000N

Los Angeles, California 90067

Re:	C$500,000,000 Aggregate Principal Amount of 5.400% Medium-Term Notes, Series A, due June 1, 2028 of Air Lease Corporation

Ladies and Gentlemen:

We have acted as special counsel to Air Lease Corporation, a Delaware corporation (the “Company”), in connection with the issuance and sale of C$500,000,000 aggregate principal amount of the Company’s 5.400% Medium-Term Notes, Series A, due June 1, 2028 (the “Notes”), pursuant to a Terms Agreement, dated as of November 20, 2023 (the “Terms Agreement”), by and among the Company and the several underwriters identified as such in the Terms Agreement, each acting severally and not jointly, as purchasers. The Company has previously entered into the Distribution Agreement, dated May 7, 2021 (the “Distribution Agreement”), with the agents named on the signature pages thereof in connection with the offering of up to U.S. $15,000,000,000 (or the equivalent, based on the applicable exchange rate at the time of issuance, in such foreign currencies as the Company shall designate at the time of issuance) in an aggregate principal amount of the Company’s Medium-Term Notes, Series A. The Notes constitute a tranche of a series of the debt securities registered on the Registration Statement on Form S-3 (File No. 333-255862), filed by the Company with the Securities and Exchange Commission (the “Commission”) on May 7, 2021 (the “Registration Statement”), and are being issued pursuant to (a) the Registration Statement, (b) the prospectus, dated May 7, 2021, included in the Registration Statement, (c) the prospectus supplement, dated May 7, 2021, and filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), and (d) the pricing supplement, dated November 20, 2023 (the “Pricing Supplement”) and filed pursuant to Rule 424(b) under the Securities Act. The Notes are being issued pursuant to that certain Indenture, dated as of November 20, 2018 (the “Base Indenture”), between the Company and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), as supplemented by the Officers’ Certificate, dated December 5, 2022 (the “Officers’ Certificate”), delivered by the Company to the Trustee pursuant to the Base Indenture, the Company Request, dated December 5, 2022 (the “Company Request”), delivered by the Company to the Trustee pursuant to the Base Indenture and the Officers’ Certificate and the request for authentication and delivery of the Notes, dated November 29, 2023 (the “Authentication and Delivery Order” and, together with the Base Indenture, the Officers’ Certificate and the Company Request, the “Indenture”), delivered to the Trustee pursuant to the Base Indenture, the Officers’ Certificate and the Company Request.

In connection with this opinion, we have examined and relied upon the Registration Statement, the Indenture, the Notes, the Distribution Agreement, the Terms Agreement, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, and originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to relevant factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Cooley LLP 355 South Grand Avenue Suite 900 Los Angeles, CA 90071

t: (213) 561-3250 f: (310) 883-6500 cooley.com

Air Lease Corporation

November 29, 2023

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Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware and, as to the Notes constituting binding obligations of the Company, the laws of the State of New York. Our opinion is based on these laws as in effect on the date hereof. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

In rendering this opinion, we have assumed: the genuineness of all signatures; the authenticity of all documents submitted to us as originals; the conformity to original documents of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; the due authorization, execution and delivery of all documents (except the due authorization, execution and delivery by the Company of the Indenture and the Notes) where authorization, execution and delivery are prerequisites to the effectiveness of the documents; that all individuals executing and delivering documents in their individual capacities had legal capacity to so execute and deliver; that the Indenture constitutes a valid and binding obligation, enforceable in accordance with its terms against all parties thereto (except that such assumption is not made with respect to the Company); and that there are no extrinsic agreements or understandings among the parties to the Indenture and the Notes that would modify or interpret the terms thereof or the respective rights or obligations of the parties thereunder.

Our opinion is subject to the following additional qualifications:

(i) Our opinion is subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law and possible judicial action giving effect to foreign governmental actions or foreign laws affecting creditors’ rights, (c) requirements that a claim with respect to any Notes payable in foreign or composite currency (or a foreign or composite currency judgment in respect of such claim) be converted into United States dollars at a rate of exchange prevailing on a date determined pursuant to applicable law, and (d) governmental authority to limit, delay or prohibit the making of payments outside the United States or payments in which designated foreign countries, entities or nationals have an interest.

(ii) Our opinion is subject to the qualification that (a) the enforceability of provisions for indemnification or limitations on liability may be limited by applicable law or public policy considerations, and (b) the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought.

(iii) We express no opinion as to any provision of the Notes or the Indenture that: (a) relates to the subject matter jurisdiction of any federal court of the United States of America or any federal appellate court to adjudicate any controversy related to the Notes or the Indenture; (b) contains a waiver of an inconvenient forum; (c) relates to a right of setoff; (d) provides for liquidated damages, default interest, late charges, monetary penalties, prepayment or make-whole payments or other economic remedies; (e) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, or procedural rights; (f) restricts non-written modifications and waivers; (g) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy; (h) relates to exclusivity, election or accumulation of rights or remedies; (i) authorizes or validates conclusive or discretionary determinations; (j) provides that provisions of the Notes or Indenture are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable; (k) provides that a party’s waiver of any breach of any provision of the Notes or the Indenture is not to be construed as a waiver by such party of any prior breach of such provision or of any other provision of the Notes or the Indenture; (l) provides any party the right to accelerate obligations or

Cooley LLP 355 South Grand Avenue Suite 900 Los Angeles, CA 90071

t: (213) 561-3250 f: (310) 883-6500 cooley.com

Air Lease Corporation

November 29, 2023

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exercise remedies without notice; (m) purports to permit the Trustee or any holder of the Notes to act as any party’s agent and attorney-in-fact; (n) specifies that the liability of any indemnitor shall not be affected by actions or failures to act on the part of the beneficiaries of the indemnity or by amendments or waivers of provisions of documents creating and governing the indemnified obligations if such actions, failures to act, amendments or waivers change the essential nature of the terms and conditions of the indemnified obligations so that, in effect, a new contract has arisen between the recipient of the indemnity and the primary obligor on whose behalf the indemnity was issued; or (o) provides for a right or remedy which may be held to be arbitrary or unconscionable, a penalty or otherwise in violation of public policy.

(iv) We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law or forum provided for in the Notes and the Indenture.

On the basis of the foregoing, in reliance thereon and subject to the limitations and qualifications set forth herein, we are of the opinion that the Notes are binding obligations of the Company.

This opinion is limited to the matters expressly set forth in this letter, and no opinion should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof and we undertake no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof filed by the Company and incorporated by reference into the Registration Statement, and to the reference to Cooley LLP under the caption “Legal Matters” in the Pricing Supplement, constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

COOLEY LLP

By:	/s/ Logan Tiari
Logan Tiari

Cooley LLP 355 South Grand Avenue Suite 900 Los Angeles, CA 90071

t: (213) 561-3250 f: (310) 883-6500 cooley.com